UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to 240.14a-12

American Eagle Outfitters, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AMERICAN EAGLE OUTFITTERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held

June 9, 2010

and

PROXY STATEMENT

American Eagle Outfitters, Inc.
77 Hot Metal Street
Pittsburgh, Pennsylvania 15203
412-432-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 9, 2010

April 26, 2010

To the Stockholders of
American Eagle Outfitters, Inc.:

The 2010 Annual Meeting of Stockholders of American Eagle Outfitters, Inc., a Delaware corporation, will be held at the Company’s offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania, on Wednesday, June 9, 2010, at 11:00 a.m., local time, for the following purposes:

1.	To elect three Class III directors to serve until the 2013 Annual Meeting of Stockholders, or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

We have elected to furnish proxy materials and our Fiscal 2009 Annual Report on Form 10-K (“Annual Report”) to many of our stockholders over the Internet pursuant to the rules of the U.S. Securities and Exchange Commission. On or about April 26, 2010, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. All other stockholders received a copy of the Proxy Statement and Annual Report by mail. The Notice also contains instructions on how you can elect to receive a printed copy of the Proxy Statement and Annual Report, if you only received a Notice by mail.

Whether or not you plan to attend the meeting, please vote your shares promptly as outlined in the following Proxy Statement. If you attend the meeting, you may vote in person and your proxy will not be used.

By Order of the Board of Directors

Neil Bulman, Jr.
Secretary

AMERICAN EAGLE OUTFITTERS, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
JUNE 9, 2010

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of American Eagle Outfitters, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 9, 2010, at 11:00 a.m., local time, at the Company’s offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania and at any adjournment thereof. It is being mailed to the stockholders on or about April 26, 2010. (“We,” “our,” and the “Company” refer to American Eagle Outfitters, Inc.)

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote?

Stockholders of record at the close of business on April 12, 2010, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. As of the record date, there were 209,345,050 shares of Common Stock, par value $0.01 per share, outstanding and entitled to vote. Each share that you own entitles you to one vote.

What am I voting on?

There are two matters scheduled for a vote at the Annual Meeting:

1.	Election of three Class III directors to serve until the 2013 Annual Meeting of Stockholders, or until their successors are duly elected and qualified;

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011.

How does the Board recommend I vote on these proposals?

The Board of Directors recommends a vote FOR each of the nominees for director listed in this Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011.

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and protect the environment, we have elected to provide access to our proxy materials and Fiscal 2009 Annual Report on Form 10-K (“Annual Report”) on the Internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”) for the electronic distribution of proxy materials. On or about April 26, 2010, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

How do I vote my shares?

If your shares are registered directly in your name (i.e., you are a “registered stockholder”), you received a proxy card along with a printed copy of the proxy materials. You may complete and sign the enclosed proxy card and return it in the pre-paid envelope. Alternatively, you may attend and vote in person at the Annual Meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (i.e., your shares are held in “street name”), you should receive either a Notice or a voting instruction form along with a Proxy Statement. You should follow the instructions on the Notice or the voting instruction form in order to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or agent that holds your shares to present at the meeting.

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice to the Company (Attention: Neil Bulman, Jr., Secretary), by submitting a properly executed proxy bearing a later date or by attending the meeting and voting in person.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by attending the Annual Meeting and voting in person.

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum will be present if a majority of the outstanding shares of the Company’s common stock, as of the close of business on the record date, are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 209,345,050 shares of Common Stock outstanding and entitled to vote. Therefore, 104,672,526 shares will be required to be represented by stockholders present at the meeting or by proxy in order to establish a quorum.

Abstentions and broker non-votes will count as present in determining whether there is a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the ratification of the appointment of an independent registered public accounting firm, but not on “non-routine” matters, such as the election of directors. Prior to 2010, the election of directors was considered a routine matter for which brokers were permitted to vote their customers’ shares. Beginning this year, as a result of recent amendments to the New York Stock Exchange rules, brokers are no longer permitted to vote such shares for the election of directors if they have not received instructions from their customers. Therefore, if you do not instruct your broker how to vote on the election of directors this year, your shares will not be counted, and, therefore, we urge you to give voting instructions to your broker on all voting items.

What vote is required to approve each proposal?

Once a quorum is established, directors in an uncontested election are elected by a majority of the votes cast in respect to that director’s election. In the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes represented by the shares of Common Stock present at the meeting in person or by proxy. Properly executed proxies marked “Abstain” and broker non-votes are not voted with respect to the nominee or nominees indicated, although they are counted for purposes of determining if a quorum is present.

Appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified by the affirmative vote of a majority of the shares of Common Stock present at the meeting, in person or by proxy.

For any other item that is properly submitted to stockholders for approval at the Annual Meeting, an affirmative vote of a majority of the shares of Common Stock voting on the matter is required for approval. For purposes of determining the number of shares of Common Stock voting on a matter, abstentions are counted and will have the effect of a negative vote; broker non-votes are not counted and have no effect on the vote.

Who bears the costs of this solicitation?

We bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may solicit proxies by mail, telegram, telephone or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses and other custodians, and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Can I nominate someone for election to the Board of Directors?

Yes, for election at next year’s Annual Meeting. You may do so by delivering to the Corporate Secretary, no earlier than March 11, 2011 and no later than April 8, 2011, a notice stating: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company that are beneficially owned by each nominee and the nominating stockholder; and (v) the other information specified in Article Tenth (b) of our Certificate of Incorporation. Our Certificate of Incorporation is available on our website at www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance, Other Governance Documents.”

Additionally, you may recommend a nominee for consideration by our Nominating and Corporate Governance Committee (the “Nominating Committee”). Recommendations should be submitted to our Nominating Committee in accordance with the procedures described below under the “Nominating Committee” section.

May I submit a stockholder proposal for next year’s Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2011 Annual Meeting of Stockholders must be received by the Company (addressed to the attention of the Secretary) by December 28, 2010. We may omit from the proxy statement and form of proxy any proposals that are not received by the Secretary by December 28, 2010. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at our 2011 Annual Meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 under the Securities Exchange Act of 1934 if notice thereof is received before March 11, 2011 or after April 8, 2011. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the SEC.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows, as of March 15, 2010, certain information with regard to the beneficial ownership of our Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s directors; (iii) each executive officer named in the summary compensation table below; and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned
	Common	Right to		Percent
	Stock (1)	Acquire (2)	Total	(3)

5% Beneficial Owners
BlackRock, Inc. (4)	14,834,551	—	14,834,551	7.1%

Directors and Executive Officers
Jon P. Diamond (5)	4,772,752	—	4,772,752	2.3%
Joan Holstein Hilson	62,957	215,085	278,042	*
Michael G. Jesselson	106,743	2,813	109,556	*
Alan T. Kane	21,337	—	21,337	*
Joseph E. Kerin	76,772	207,663	284,435	*
Roger S. Markfield	285,167	1,650,000	1,935,167	*
Cary D. McMillan	12,056	15,257	27,313	*
LeAnn Nealz	76,286	346,757	423,043	*
James V. O’Donnell	1,649,184	2,662,107	4,311,291	2.0%
Janice E. Page	22,420	16,175	38,595	*
J. Thomas Presby	14,778	6,381	21,159	*
Jay L. Schottenstein (6)	8,811,574	315,000	9,126,574	4.4%
Gerald E. Wedren	12,719	25,313	38,032	*
All directors and executive officers as a group (16 in group)	16,037,347	5,961,913	21,999,260	10.2%

*	Represents less than 1% of the Company’s shares of Common Stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of Common Stock beneficially owned.

(2)	Includes (a) shares for options exercisable within 60 days of March 15, 2010 and (b) total deferred share units as well as the respective dividend equivalents.

(3)	Percent is based upon the 208,954,851 shares outstanding at March 15, 2010 and the shares which such director or executive officer has the right to acquire upon options exercisable within 60 days of March 15, 2010, share units and dividend equivalents, if applicable.

(4)	In a Schedule 13G filed with the SEC on January 29, 2010, BlackRock, Inc., a parent holding company or control person, reported beneficial ownership of 14,834,551 shares. BlackRock, Inc. has sole voting and dispositive power over the 14,834,551 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(5)	Mr. Diamond is deemed to be the beneficial owner of 1,076,718 shares of which Susan Diamond, his spouse, has sole voting power and power to sell as well as a trust that owns 6,300 shares of which Ms. Diamond has sole voting power and power to sell as trustee and 3,596,328 shares of which Ms. Diamond has shared voting power as trust advisor.

(6)	Mr. Schottenstein has sole power to vote and dispose as trustee of a trust that owns 6,300 shares and has shared power to vote and dispose of a trust that owns 245,406 shares. Additionally, Mr. Schottenstein serves as Chairman of SEI, Inc. and has or shares voting power for 59% of SEI, Inc. Accordingly, he may be deemed to be the beneficial owner of the 7,979,994 shares of the Company held by SEI, Inc., and they are included under his name in the table.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. On the recommendation of the Nominating Committee, the Board of Directors fixed the size of the board at nine directors and nominated three candidates, all of whom are currently directors of the Company, to be elected as Class III directors at the Annual Meeting. Class III directors serve for three-year terms ending at the 2013 annual meeting, or when their successors are duly elected and qualified. The terms of the remaining Class I and Class II directors expire at the annual meetings to be held in 2011 and 2012, respectively. Any director over age 72 shall not be eligible for re-election.

Each of the nominees has consented to be named as a nominee. If any nominee should become unavailable to serve, the Board of Directors may decrease the number of directors pursuant to the Bylaws or may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable to serve.

Certain information regarding each nominee and incumbent director is set forth below as of April 1, 2010, including age, principal occupation, and a brief description of business experience and directorships held with other public corporations during at least the last five years.

The Board of Directors recommends that the stockholders vote “FOR” each of the following nominees for Class III Director:

Alan T. Kane, age 68, has been a Director of the Company since January 2007. Mr. Kane served as Dean of the School of Business and Technology at the Fashion Institute of Technology from 2005 to 2008. Mr. Kane also initiated and developed the retailing program at the Columbia University Graduate School of Business and served as a Professor of Retailing from 1997 to 2007. Before joining the faculty at Columbia, Mr. Kane spent 28 years in the retailing industry with Federated Department Stores, The May Company, Grossman’s Inc. and a privately held retailer. He holds a BS from The Wharton School of the University of Pennsylvania and a MBA from Harvard Business School. Mr. Kane has extensive knowledge of the retail industry gained from his comprehensive academic background and retail leadership experience, and this knowledge is vital to the Board.

Other Public Company Board Service: Mr. Kane also serves on the Board of Directors of Circuit City Stores, Inc. Mr. Kane was formerly on the Board of Directors of Bluefly, Inc., an off-price internet company that sells designer clothing, from 2002 to 2006 and served as the non-executive Chairman of the Board from 2004 to 2006.

Cary D. McMillan, age 52, has been a Director of the Company since June 2007. He has served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President of Sara Lee Corporation, a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee Corporation. Prior thereto, Mr. McMillan served as an audit partner with Arthur Andersen LLP. He holds a BS from the University of Illinois and is a Certified Public Accountant. Mr. McMillan brings to the Board demonstrated leadership abilities as a Chief Executive Officer and an understanding of business, both domestically and internationally. His experience as a former audit partner also provides him with extensive knowledge of financial and accounting issues. Furthermore, Mr. McMillan’s service on other public boards also provides knowledge of best practices.

Other Public Company Board Service: Mr. McMillan also serves on the Board of Directors of McDonald’s Corporation and Hewitt Associates, Inc. Mr. McMillan was formerly on the Board of Directors of Sara Lee Corporation from 2000 to 2004.

James V. O’Donnell, age 69, has served as Chief Executive Officer of the Company since November 2003 and prior thereto as Co-Chief Executive Officer of the Company since December 2002 and as Chief Operating Officer for the Company since December 2000. Mr. O’Donnell became a member of the Board in December 2000. Prior to joining the Company, since December 1999, he served as President and Chief Operating Officer of Lyte, Inc., a retail technology services company. From 1997 to 2000, Mr. O’Donnell served as Director of Merchant Banking for Colmen Capital Advisors, Inc., and as a Project Consultant for the C. Everett Koop Foundation. From 1992 to 1997, Mr. O’Donnell was an owner and Chief Executive Officer of Computer Aided Systems, Inc. From 1980 to 1992, Mr. O’Donnell held various executive positions at The Gap Inc., and from 1987 to 1992, he was Executive Vice President. From 1989 to 1992, he served as Chief Operating Officer of The Gap Inc. Mr. O’Donnell holds a BS from Villanova University. He is also a member of the Board of Trustees of Villanova University. Mr. O’Donnell’s day to day leadership as Chief Executive Officer of the Company provides him with intimate knowledge of our operations. His extensive knowledge and understanding of our business and the retail industry is invaluable to the Board.

Other Public Company Board Service: Mr. O’Donnell was formerly on the Board of Directors of The Gap Inc. from 1987 to 1992.

The following Class I Directors have been previously elected to terms that expire as of the 2011 Annual Meeting:

Michael G. Jesselson, age 58, has served as a Director of the Company since November 1997. Mr. Jesselson is President of Jesselson Capital Corporation, a private investment corporation headquartered in New York City. He also serves on the Board of Directors of a number of nonprofit institutions. Mr. Jesselson provides investment expertise to the Board and as one of the Company’s longest-serving non-employee Directors, he also brings an important historical company view to the Board of Directors.

Roger S. Markfield, age 68, has served as Vice Chairman, Executive Creative Director of the Company since February 2009 and as a Director since March 1999. From February 2007 to February 2009, Mr. Markfield served as a non-executive officer employee of the Company. Prior to February 2007, he served the Company as Vice-Chairman since November 2003, as President from February 1995 to February 2006, and as Co-Chief Executive Officer of the Company from December 2002 to November 2003. Mr. Markfield also served the Company and its predecessors as Chief Merchandising Officer from February 1995 to December 2002 and as Executive Vice President of Merchandising from May 1993 to February 1995. Prior to joining the Company, he served as Executive Vice President-General Merchandising Manager for the Limited Division of The Limited, Incorporated, a large national specialty retailer, from May 1992 to April 1993. From 1969 to 1976 and from 1979 to 1992, he was employed by R.H. Macy & Co., a national retailer operating department and specialty stores, as a Buyer in Boys’ Wear rising to the office of President of Corporate Buying-Men’s. From 1976 to 1979, Mr. Markfield served as Senior Vice President of Merchandising and Marketing for the Gap Stores, Inc. Mr. Markfield’s experience as Executive Creative Director of the Company gives him unique insights into the Company’s challenges, opportunities and operations. He has a deep understanding of the needs and desires of our customers and brings a long history of relevant retail executive experience to the Board.

Other Public Company Board Service: Mr. Markfield also serves on the Board of Directors of DSW, Inc.

Jay L. Schottenstein, age 55, has served as Chairman of the Company and its predecessors since March 1992. He served the Company as Chief Executive Officer from March 1992 until December 2002 and prior to that time, he served as a Vice President and Director of the Company’s predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of Schottenstein Stores Corporation (“SSC”), a private company, since March 1992 and as President since 2001. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. He has also served as Chairman since March 1992 and as Chief Executive Officer from July 1999 through December 2000 and from April 1991 through July 1997 of Retail Ventures, Inc. (“RVI”), a company traded on the New York Stock Exchange. Mr. Schottenstein also served as Chief Executive Officer from March 2005 to April 2009 and as Chairman of the Board since March 2005 of DSW, Inc., a company traded on the New York Stock Exchange.

He has also served as an officer and director of various other corporations owned or controlled by members of his family since 1976. Jay L. Schottenstein is the brother-in-law of Jon P. Diamond. As the Company’s former Chief Executive Officer, Mr. Schottenstein is familiar with all aspects of the Company including its management, operations and financial requirements. He brings extensive knowledge and understanding of our business and the retail industry to the Board.

Other Public Company Board Service: Mr. Schottenstein also serves on the Board of RVI and DSW, Inc.

The following Class II Directors have been previously elected to terms that expire as of the 2012 Annual Meeting:

Janice E. Page, age 61, has served as a Director of the Company since June 2004. Prior to her retirement in 1997, Ms. Page spent 27 years in retailing holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company, including Group Vice President from 1992 to 1997. Ms. Page is currently a private investor. She holds a BA from Pennsylvania State University. Ms. Page has extensive knowledge of the retail industry and her service on other public company boards allows her to provide the Board of Directors with a variety of perspectives on corporate governance issues.

Other Public Company Board Service: Ms. Page also serves as a Director and Compensation Committee Chair of R.G. Barry Corporation, a company which develops and markets footwear. She was formerly on the Board and served as Compensation Committee Chair of Kellwood Company from 2000 to 2008 and served as Trustee of Glimcher Realty Trust from 2001 to 2004.

J. Thomas Presby, age 70, has been a Director of the Company since December 2005. Mr. Presby has used his business experience and professional qualifications to forge a second career of essentially full-time board service since he retired in 2002 as a partner in Deloitte Touche Tohmatsu. At Deloitte he held numerous positions in the United States and abroad, including the posts of Deputy Chairman and Chief Operating Officer. He also serves as a Director and Audit Committee Chair of First Solar, Inc., Invesco Ltd., Tiffany & Co. and World Fuel Services, Inc. As Mr. Presby has no significant business activities other than board service, he is available full time to fulfill his board responsibilities. He is a Certified Public Accountant and a holder of the NACD Certificate of Director Education. He holds a BSEE from Rutgers University and a MBA from Carnegie Mellon University. The Board has determined that Mr. Presby’s simultaneous service on five audit committees will not impair his ability to effectively serve on the Company’s Audit Committee. Mr. Presby provides expertise in public company accounting, disclosure and financial system management to the Board and more specifically to the Audit Committee. He also brings substantial board leadership experience.

Other Public Company Board Service: As previously mentioned, Mr. Presby also serves as a Director and Audit Committee Chair of First Solar, Inc., Invesco Ltd., Tiffany & Co. and World Fuel Services, Inc. He was also formerly a Director and Audit Committee Chair of TurboChef Technologies.

Gerald E. Wedren, age 73, has been a Director of the Company since November 1997. Mr. Wedren has served as President of Craig Capital Co., a Washington D.C. based merger and acquisition firm since 1973. Mr. Wedren was President of G.E.W. Inc., an owner of fast food restaurants, from 1981 to 1988. Mr. Wedren holds a BBA and a JD from Case Western Reserve University. Mr. Wedren brings entrepreneurial and venture development experience to the Board and as one of the Company’s longest-serving non-employee Directors, he brings an important historical company view to the Board of Directors.

Other Public Company Board Service: Mr. Wedren also serves on the Board of Directors of Encompass Group, Inc. and Westaff, Inc.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Meetings

During the fiscal year ended January 30, 2010 (“Fiscal 2009”), the Board of Directors met six times. During Fiscal 2009, all members of the Board of Directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served. It is the expectation of the Company that all incumbent directors attend the Annual Meeting of Stockholders. All incumbent members of the Board of Directors were present at our 2009 Annual Meeting except for Mr. Schottenstein, who was out of the country on business, including business for the Company.

Director Compensation

Directors who are employees of the Company do not receive additional compensation for serving as directors. The table below sets forth the compensation for directors who are not employees of the Company as well as Mr. Schottenstein, who is considered a part-time employee of the Company. In addition, the Company pays attorneys fees related to the preparation and filing of director stock ownership forms with the SEC. The Company also reimburses travel expenses to attend Board and committee meetings and director continuing education expenses.

Fiscal 2009 Director Compensation (1)

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)	($)	($)
	(2)	(3)

Michael G. Jesselson	$115,000	$120,010	$235,010
Alan T. Kane	$95,000	$120,010	$215,010
Cary D. McMillan	$110,000	$120,010	$230,010
Janice E. Page	$127,000	$120,010	$247,010
J. Thomas Presby	$140,000	$120,010	$260,010
Jay L. Schottenstein (4)	$275,000	$200,002	$475,002
Gerald E. Wedren	$111,250	$120,010	$231,260

(1)	Fiscal 2009 refers to the fifty-two week period ended January 30, 2010.

(2)	Amounts represent fees paid during Fiscal 2009. Directors who are not employees of the Company are paid a retainer of $55,000 per year, payable in installments on the first business day of each calendar quarter. Non-employee directors who serve on a Board committee receive a retainer of $20,000 per year for each committee, paid in installments on the first business day of each calendar quarter. Non-employee directors who serve as committee chairs receive an additional retainer, also paid in installments on the first day of each calendar quarter, as follows: $25,000 per year for the Audit Committee; $15,000 per year for the Compensation Committee; and $12,000 per year for the Nominating Committee. Non-employee directors also receive a per meeting fee of $1,500 for an in-person meeting or $1,000 for a telephonic meeting for serving on a special committee of the Board and the non-employee director chair of a special committee receives a per meeting fee of $3,000 for an in-person meeting or $2,000 for a telephonic meeting. The Lead Independent Director also receives an additional retainer of $20,000 per year paid in installments on the first business day of each calendar quarter.

(3)	Under the Company’s 2005 Stock Award and Incentive Plan, as amended, (the “2005 Amended Plan”) directors who are not employees of the Company received an automatic stock grant of a number of shares equal in value to $30,000 based on the closing sale price of the Company’s stock on the first day of each calendar quarter.

Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of a share unit account. Mr. McMillan elected to defer 100% of his quarterly share retainer in accordance with the Director Deferred Compensation Agreement (the “Agreement”) until the date of a distribution event as described in the Agreement.

(4)	In connection with his services as our Chairman, Mr. Schottenstein receives cash compensation of $275,000 per year. Under the Company’s 2005 Amended Plan, Mr. Schottenstein additionally receives an automatic quarterly stock grant of a number of shares equal in value to $50,000 based on the closing sale price of the Company’s stock on the first day of each calendar quarter.

Until June 2005, non-employee directors received an automatic quarterly grant of options to purchase shares of common stock. At January 30, 2010, the aggregate number of option awards outstanding was: Mr. Jesselson—2,813 shares; Ms. Page—14,063 shares; and Mr. Wedren—25,313 shares. Mr. Schottenstein also received various stock option awards prior to June 2005, as determined by the Compensation Committee, and awards for 990,000 shares remained outstanding at January 30, 2010.

In June 2005, the Board of Directors determined that each director should own common stock of the Company and established the following ownership guidelines. Within three years of joining the Board or the implementation of the ownership guidelines, each director must hold stock of the Company worth at least four times the current annual cash base retainer amount, or currently $220,000. The following forms of equity interests in the Company count towards the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count towards the stock ownership requirement.

Leadership Structure

Since 2002, the positions of Chairman of the Board and Chief Executive Officer have been held by two different persons. Mr. O’Donnell is the Company’s Chief Executive Officer while the Board is led by our Chairman, Mr. Schottenstein. Mr. Schottenstein is the former Chief Executive Officer of the Company and has significant experience in our industry and with the Company, which experience provides our Board with significant leadership advantages. The Company has also established a Lead Independent Director position. The Lead Independent Director is appointed by the Independent Directors annually. Mr. Jesselson was appointed as the Company’s Lead Independent Director for Fiscal 2009. The Lead Independent Director is responsible for:

•	Presiding over the meetings of Non-Management or Independent Directors;

•	Serving as a liaison between the Chairperson and the Non-Management or Independent Directors;

•	Having input on information sent to the Board;

•	Having input on meeting agendas for the Board; and

•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

The Lead Independent Director also has the authority to call meetings of the Non-Management or Independent Directors, and if requested by major stockholders, is available, if appropriate, for consultation and direct communication. We believe that this leadership structure provides our Board with the greatest depth of leadership and experience, while also providing balance for the direction of the Company.

Meetings of Non-Management and Independent Directors

The Board’s policy is to have the non-management directors meet separately in executive session in connection with each regularly scheduled board meeting (at least four times annually). Additionally, the independent directors meet at least annually. During each meeting of the non-management or independent directors, the Lead Independent Director will lead the discussion.

Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These committees are governed by written charters, which were approved by the Board of Directors and are available on the Company’s website at www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance.”

The Board has determined that the following directors who are members of each of the standing committees are independent as defined in the applicable rules of the New York Stock Exchange:

Michael G. Jesselson	Cary D. McMillan	J. Thomas Presby
Alan T. Kane	Janice E. Page	Gerald E. Wedren

In particular, the Board has determined that none of these directors have relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including the following:

•	Whether any family member of the director is or has been in any of the past three years an employee, director, or nominee for director of the Company;

•	Whether the director or any family member of the director is a partner, controlling shareholder, director, trustee, or executive officer of any organization (including charitable or non-profit organizations) to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities) that exceed 2% of the recipient’s gross revenues or $1 million, whichever is more, in the current year or any of the past three fiscal years;

•	Whether the director is or has been in the past three years, employed by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;

•	Whether the director is or has been in the past three years, a partner of, employee of, or affiliated with, an accounting firm;

•	Whether the director or any of the director’s family members accepted any payment from the Company or any of its Subsidiaries or affiliates in excess of $10,000 during the current fiscal year or any of the past three fiscal years, other than compensation for board or board committee service, payments arising solely from investment in the Company’s securities, compensation paid to a family member who is a non-executive employee of the Company or one of its Subsidiaries, or benefits under a tax-qualified retirement plan; and

•	Whether there are any relationships which exist between the director, the director’s family member(s), or an entity controlled by the director or the director’s family member(s) and the Company’s other directors or officers (other than in their capacity as a director or officer).

The following sets forth Committee memberships as of the date of this proxy statement:

	Audit	Compensation	Nominating
Director	Committee	Committee	Committee

Michael G. Jesselson (1)	X		X
Alan T. Kane		X	X
Cary D. McMillan	X	XX
Janice E. Page	X	X	XX
J. Thomas Presby	XX	X	X
Gerald E. Wedren	X	X	X

X = Member

XX = Committee Chair

(1)	Mr. Jesselson also serves as the Company’s Lead Independent Director.

Audit Committee

The primary function of the Audit Committee is to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the qualifications, performance and independence of the independent registered public accounting firm, (3) the performance of the internal auditors, and (4) the Company’s compliance with regulatory and legal requirements. The Audit Committee also reviews and approves the terms of any new related party agreements. The Audit Committee met eleven times in Fiscal 2009.

The Board has determined that Mr. Presby and Mr. McMillan qualify as “audit committee financial experts” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee

The function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other things, the Committee reviews, recommends and approves salaries and other compensation of executive officers and administers the Company’s stock award and incentive plans (including reviewing, recommending and approving stock award grants to executive officers). The Compensation Committee met nine times in Fiscal 2009.

Nominating Committee

The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to the organization and operation of the Board, selection of nominees for election to the Board and other corporate governance matters. The Nominating Committee met five times in Fiscal 2009. The Nominating Committee developed and reviews each year the Company’s Corporate Governance Guidelines, which were adopted by the Board and are available on our website at www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance.”

The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the future development of the Company’s business, including issues of diversity and experience in different substantive areas such as retail operations, marketing, technology, distribution, real estate and finance. The Board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state or local law.

Candidates may come to the attention of the Committee from a variety of sources, including current Board members, stockholders, and management. All candidates are reviewed in the same manner regardless of the source of the recommendation. In the past, the Nominating Committee has retained the services of a search firm to assist in identifying and evaluating qualified director candidates.

The Committee will consider the recommendations of stockholders regarding potential director candidates. In order for stockholder recommendations regarding possible candidates for director to be considered by the Nominating Committee:

•	such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary, American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203, in writing at least 120 days prior to the date of the next scheduled Annual Meeting;

•	the nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934; and

•	the stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

Board Oversight of Risk Management

The Board has allocated responsibilities for overseeing risk associated with the Company’s business among the Board as a whole and the Committees of the Board. In performing its risk oversight function, the Board:

•	oversees management’s development and execution of appropriate business strategies to mitigate the risk that such strategies will fail to generate long-term value for the Company and its stockholders or that such strategies will motivate management to take excessive risks; and

•	oversees the development and implementation of processes and procedures to mitigate the risk of failing to assure the orderly succession of the Chief Executive Officer and the senior executives of the Company.

The Board also regularly reviews information regarding the Company’s financial, operational and strategic risks. The full Board receives quarterly updates from management’s Risk Management Committee which is responsible for identifying, quantifying and assisting leaders across the Company in mitigating risks. Each of the Board’s Committees also oversees the management of Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. As set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee gives updates to the Board at its regular meetings, including updates on financial and information technology risks. The Audit Committee also meets privately with the Company’s independent auditors, the internal auditors and the Chief Financial Officer quarterly. As set forth in its charter, the Compensation Committee oversees the Company’s risk management related to employee compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and the Company’s corporate social responsibility program. While each committee is responsible for overseeing the management of those risk areas, the entire Board of Directors is also regularly informed through committee reports.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2009, the members of the Compensation Committee included Messrs. McMillan (Chairman), Kane, Presby, Wedren and Ms. Page. None of the current or former members of the Compensation Committee are present or former officers of the Company or its subsidiaries or have affiliates that are parties to agreements with the Company.

Communications with the Board

The Board provides a process for all interested parties to send communications to the non-management members of the Board. That process is described on the Company’s website at www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance, Board of Directors.”

Corporate Governance Information

The Company’s corporate governance materials, including our corporate governance guidelines, the charters of our audit, compensation and nominating committees and our Code of Ethics that applies to all of our directors, officers (including the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Controller) and employees may be found on the Company’s website at www.ae.com under the links “About AEO Inc., AE Investment Info, Corporate Governance.” Any amendments or waivers to our code of ethics will also be available on our website. A copy of the corporate governance materials is also available in print to any stockholder who requests it.

EXECUTIVE OFFICERS

The following persons are executive officers of the Company. For information regarding officers who are also directors, see “Election of Directors.” The officers of the Company are elected annually by the Board and serve at the pleasure of the Board.

Thomas A. DiDonato, age 51, has served the Company as Executive Vice President of Human Resources since July 2005. Prior to joining the Company, Mr. DiDonato served the H.J. Heinz Company as Chief People Officer from September 2004 to July 2005, as Vice President of Global Leadership and Development for the Heinz World Headquarters from December 2003 to September 2004 and prior thereto as Vice President of Human Resources for Heinz North America since July 2001. From 1997 to 2001, Mr. DiDonato served as Senior Vice President of Human Resources for Merck-Medco Managed Care LLC. Prior to that time, Mr. DiDonato held various Vice President level positions with Pepsico from 1990 to 1997 and with Philip Morris Companies, Inc. from 1982 to 1990.

Joan Holstein Hilson, age 50, has served the Company as Executive Vice President, Chief Financial Officer, since April 2009 and as Principal Financial and Accounting Officer since April 2006. Prior thereto, Ms. Hilson served as Executive Vice President, Chief Financial Officer, AE Brand, since April 2006 and as Senior Vice President, Finance from September 2005 to April 2006. Prior to joining the Company, Ms. Hilson held various positions at the Victoria’s Secret Stores division of Limited Brands, Inc., including Executive Vice President and Chief Financial Officer from July 2002 to August 2005, Vice President of Planning and Allocation from April 1997 to June 2002, Vice President of Finance from February 1996 to March 1997 and Vice President of Financial Planning from August 1995 to January 1996. Prior to that time, Ms. Hilson held various other management level positions with Limited Brands, Inc. from April 1993 to July 1995. Ms. Hilson held various finance management positions at Sterling Jewelers, Inc. from August 1985 to January 1993 and prior thereto she worked as a Certified Public Accountant at the accounting firm Coopers & Lybrand.

Joseph E. Kerin, age 64, has served the Company as Executive Vice President, Supply Chain and Real Estate since April 2009. Prior thereto, he served the Company and its predecessors as Executive Vice President of Store Operations since November 2007 and from January 1991 to March 2006. From March 2006 to November 2007, he served as Executive Vice President of Store Operations and Real Estate. Prior to that time, he held various positions with the Company’s predecessors, including Senior Vice President-Store Operations from October 1987 to October 1988, Vice President-General Manager Store Operations from February 1979 to October 1987, General Manager Store Operations from November 1975 to February 1979, and Regional/District Manager of the Silverman’s Division from October 1972 to November 1975. Mr. Kerin also serves as President of the American Eagle Outfitters Foundation.

LeAnn Nealz, age 53, has served the Company as Executive Vice President and Chief Design Officer since May 2004. Prior to joining the Company, Ms. Nealz served as Senior Vice President-Design of GapKids and babyGap from March 2002 to April 2004. From May 2000 to March 2002, she was a consultant for Esprit. From June 1997 to April 2000, Ms. Nealz was Vice President-Creative Director of Nine West Group Inc. and President, creator and owner of Le Havlin Piro. From 1996 to September 1997 she was one of the creators of Theory. From 1993 to 1996 Ms. Nealz acted as the Senior Vice President of Design and Marketing for Pepe Jeans. From 1989 to 1993 Ms. Nealz served as both men’s and women’s Senior Design Director at Banana Republic. Prior to that time, Ms. Nealz held several positions, including Design Director of CK Jeans and Calvin Klein Sport as well as the Creative Director for Guess Jeans.

Dennis R. Parodi, age 58, has served the Company as Executive Vice President, Store Operations since April 2009. Prior thereto, he served the Company as Executive Vice President and Chief Operating Officer, New York Design Center, since February 2006, as Senior Vice President of Real Estate and Construction since May 2004 and as Vice President and Chief Operating Officer, New York Design Center, since March 2003. Prior to joining the Company, Mr. Parodi served as a consultant for Whelan’s International Corporation from January 2002 to March 2003. From February 1983 to December 2001, Mr. Parodi held various positions with GAP, Inc., including Executive Vice President-U.S. Stores & Global Operations from 1998 to 2001, Senior Vice President-Director of Stores from 1993 to 1998, Vice President-Eastern Zone from 1988 to 1993 and Regional Manager from 1983 to 1988.

Michael R. Rempell, age 36, has served the Company as Executive Vice President and Chief Operating Officer, New York Design Center, since April 2009. Prior thereto, he served the Company as Senior Vice President and Chief Supply Chain Officer from May 2006 to April 2009, Senior Vice President of Information Technology and Supply Chain from May 2003 to April 2006, Vice President of Supply Chain from April 2002 to May 2003 and Senior Director of AE Direct from February 2000 to April 2002. Prior to joining the Company, Mr. Rempell was an associate with PricewaterhouseCoopers Consulting and Accenture.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors or persons who are beneficial owners of more than ten percent of the Company’s Common Stock (“reporting persons”) to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, the Company believes that, during Fiscal 2009, with the exception of one late Form 4 filing for Mr. Rempell, all reporting persons complied with applicable filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the compensation philosophy, objectives, policies and practices with respect to our named executive officers (the “NEOs”). For Fiscal 2009, our NEOs included our: (1) Chief Executive Officer; (2) Vice Chairman, Executive Creative Director; (3) Executive Vice President and Chief Design Officer; (4) Chief Financial Officer; and (5) Executive Vice President, Supply Chain and Real Estate.

Performance-Results

For Fiscal 2009, NEO compensation was driven by the Company’s financial results, as measured by Comparable Store Sales (described in more detail in Fiscal 2009 Performance Metrics below). Fiscal 2009 Comparable Store Sales included American Eagle Outfitters, Inc., aerie, MARTIN+OSA, and 77kids. These goals were intended to reflect the need to stabilize the business following the difficult economic environment developing at the end of Fiscal 2008 and early Fiscal 2009. As described herein, our Comparable Store Sales results achieved target-level performance. Accordingly, this resulted in a target-level payout and vesting of Company performance-based compensation for the fiscal year. All performance awards were based on pre-established goals and negative discretion was exercised based on brand and individual performance in determining NEO earnings, specifically the annual incentive bonus earnings and long-term incentive cash program (“LTICP”) contributions.

The NEO’s resulting realized compensation based on Fiscal 2009 Company performance reflects the performance-oriented nature of the plan. Earn-outs under the annual incentive bonus plan, LTICP and the restricted stock program were aligned with achievement of target-level Company performance.

Role of Our Compensation Committee

Our Compensation Committee reviews and approves salaries and other compensation of NEOs and makes awards and other decisions relating to the Company’s 2005 Amended Plan. The Committee also reviews and approves, where applicable, the design of compensation, severance and perquisite programs.

Role of Executive Officers in Compensation Decisions

Mr. O’Donnell, our Chief Executive Officer, annually reviews the performance of each NEO with the Compensation Committee and makes recommendations with respect to each element of executive compensation for each NEO, excluding himself. Based in part on these recommendations and other considerations discussed below, the Compensation Committee approves, when appropriate, the annual compensation package of our NEOs. Mr. O’Donnell also reviews and recommends changes to the Company’s peer group, as deemed appropriate, for approval by the Compensation Committee.

Variations for NEOs with Employment Agreements

The Chief Executive Officer and Vice Chairman, Executive Creative Director are employed pursuant to individual employment agreements. Because these agreements were separately negotiated with the Compensation Committee based on the individual NEO’s circumstances and the criticality of retaining these key leaders, the competitiveness of the overall compensation package compares more favorable to market practice than the target competitive positioning for other NEOs. However, the design and administration of the primary compensation elements are similar to those provided to other NEOs thus aligning our governing philosophy and objectives regarding executive compensation.

Compensation Program Objectives

The overall objective of our executive compensation program is to attract highly skilled, performance-oriented executives and to motivate them to achieve outstanding results through appropriate means. We focus on the following core principles in structuring an effective compensation program that meets our stated objective:

•	Performance—We endeavor to align executive compensation with the achievement of operational and financial results and increases in shareholder value. Our compensation program includes significant performance based remuneration and is designed for our executives to have a larger portion of their total compensation “at risk” based on Company performance than our peer companies. We believe this feature creates a meaningful incentive to achieve challenging, yet realistic, performance objectives. In addition, our program features a substantial equity component in order to align executive interests with the interests of our shareholders and retain executive talent through a multi-year vesting schedule.

•	Competitiveness—We structure executive compensation to be competitive relative to a group of specialty retail peers. We target total compensation at the 75th percentile, on average, of our peer group in recognition of our emphasis on performance based compensation, the larger size of our Company relative to the peer group as measured by revenue, the setting of “stretch” growth and performance goals, and the difficulty of our annual operating plan and longer-term business strategy.

•	Affordability—We design our compensation program to limit fixed compensation expense and increase budget predictability by emphasizing variable, performance based compensation. In addition, we structure our incentive plans to maximize financial efficiency by establishing programs that are tax deductible and by making performance based payments only to the extent that underlying performance supports the expense.

•	Simplicity—We have endeavored to create a simple, straight-forward compensation program; one that our associates and stockholders can easily understand. This approach allows our associates to focus on the goals which both drive our business results and determine the performance-based incentive payout.

Changes Effective for Fiscal 2009

In the second half of Fiscal 2008, the Committee instructed its independent consultant to work with the Company’s executive compensation management team to assess the need to make changes to the existing executive compensation program based on internal philosophy/objectives and external market data/practice. As a result, after four years with minimal change, the program was redesigned effective for Fiscal 2009. Our goal was to design a new program that balanced the focus on both our short and long-term financial and strategic goals, while still retaining the performance-based nature of the program, and preserving the original program objectives. The plan design changes are summarized below, with more detail included in the following pages.

•	Elimination of the LTICP for all NEOs other than the CEO and Vice Chairman, Executive Creative Director (due to contract terms which were negotiated prior to the plan changes taking effect);

•	Establishment of an annual Restricted Stock Unit award that vests proportionately over three years but may accelerate in the first year based on achievement of a target performance goal; and

•	Establishment of an annual Performance Shares award that vests based on performance achieved against a long-term, year three goal.

The design of the new executive compensation program reduced the overall compensation opportunity for our NEOs and accordingly, the degree to which compensation is at risk has also been reduced. Notwithstanding the changes, the program will continue to strive to have a larger portion of our executives total compensation “at risk” based on Company performance than our peer companies. For Fiscal 2009, our Chief Executive Officer had approximately 88% (26% higher than the peer group on average) of his total compensation at risk. The other NEOs had approximately 59.5% (10% higher than the peer group on average) of their total compensation at risk. Elements of our executive compensation program which we consider “at risk” are described under “Compensation Program Elements” below.

We also established a performance-based Annual Award Pool (the “Award Pool”) for the NEOs who are subject to Internal Revenue Code Section 162(m) (which do not include the Chief Financial Officer). The Compensation Committee established a Fiscal 2009 performance goal for the Award Pool based on the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”). Achievement of the performance goal determines the maximum amount payable as discretionary cash awards or grants of time-based restricted stock awards for Fiscal 2010 to the NEOs. The following maximum award levels were established as a percent of EBITDA, in each case subject to the 2005 Amended Plan maximum of $4 million per person and further subject to the exercise of negative discretion by the Compensation Committee to reduce the maximum award:

• James V. O’Donnell, Chief Executive Officer	1.00% of actual EBITDA

• Roger S. Markfield, Vice Chairman, Executive Creative Director	0.45% of actual EBITDA

• LeAnn Nealz, Chief Design Officer	0.45% of actual EBITDA

• Joseph E. Kerin, Executive Vice President, Supply Chain and Real Estate	0.30% of actual EBITDA

While researching and developing the new program, the Compensation Committee, the Company’s executive compensation management team and the compensation consultant were determined to continue our history of designing a program with the right components, mix, and metrics; one that would limit the possibility that the executive compensation system could encourage management to pursue overly risky business strategies in order to maximize short-term compensation payouts. We strengthened existing and introduced new program elements to distinctly balance between short-term and long-term components and between cash and equity. Additionally, we incorporated multiple performance metrics into our plan design (a change from the single metric used in previous years) which also reduces the Company’s exposure to potentially risky business practices.

Compensation Program Elements

Our executive compensation program is designed to place a sizeable amount of pay at risk for all executives and this philosophy is intended to cultivate a pay-for-performance environment. Our executive compensation plan design has six key elements:

•	Base Salary

•	Annual Incentive Bonus

•	Long-term Incentive Cash Plan—in place for the Chief Executive Officer and Vice Chairman, Executive Creative Director only

•	Restricted Stock (“RS”)—issued as Units (“RSUs”) and Awards (“RSAs”)

•	Performance Shares (“PS”)

•	Non-Qualified Stock Options (“NSOs”)

Two of the elements (Annual Incentive Bonus and LTICP) were entirely “at risk” based on the Company’s performance in Fiscal 2009 and were subject to forfeiture if the Company did not achieve threshold performance goals. Performance Shares are entirely “at risk” and subject to forfeiture if the Company does not achieve threshold performance goals by the close of Fiscal 2011, as described below. At threshold performance, the CEO’s total annual compensation declines by 46% relative to target performance. The NEO’s total annual compensation declines by an average of 33% relative to target performance. Company performance below threshold levels results in forfeiture of all elements of direct compensation other than base salary, RSUs and NSOs. NSOs provide compensation only to the extent that vesting requirements are satisfied and our share price appreciates.

We strategically allocate compensation between short-term and long-term components and between cash and equity in order to maximize executive performance and retention. Long-term compensation and equity awards comprise an increasingly larger proportion of total compensation as position level increases. The portion of total pay attributable to long-term incentive cash and equity compensation increases at successively higher levels of management. This philosophy ensures that executive compensation closely aligns with changes in stockholder value and achievement of performance objectives while also ensuring that executives are held accountable for results relative to position level.

Base Salary

Base salary provides a baseline compensation level that delivers current cash income to the NEOs and reflects his or her job responsibilities, experience and value to the company. To aid in attracting and retaining high quality executives, salaries for our NEOs are generally targeted at the 75th percentile of our peer group to reflect the Company’s large size relative to the peer group as measured by revenue, the highly competitive approach in recruiting available talent in the apparel industry and the performance-based nature of the other elements of the direct compensation program. Salaries are set at an appropriate level in order to mitigate executives from taking excessive risk to maximize the annual cash incentive as a means to ensure enough cash compensation to meet their living needs. We review base salaries in the last quarter of the fiscal year and increases, where applicable, are typically effective for the beginning of the new fiscal year. Individual salaries range above or below the 75th percentile based on a variety of factors, including position level, executive experience relative to industry peers, individual performance, future potential, leadership qualities and unique skill sets.

Annual Incentive Bonus

We structure the Annual Incentive Bonus to encourage the achievement of competitive annual performance targets and to recognize and reward short-term Company performance. The Annual Incentive Bonus focuses the executive team on key annual objectives and business drivers that support growth of the Company’s financial position, improvement in overall operations, and increases in stockholder value. We establish an executive’s annual incentive bonus as a percentage of base salary, with increases in target percentages directly related to position level and individual performance. This approach places a proportionately larger percentage of total annual pay at risk for our executives relative to position level and ensures that accountability is directly proportionate to each executive’s role and responsibility. During Fiscal 2009, the target award opportunity for our Chief Executive Officer was equal to 125% of his base salary and the target award opportunities for our other NEOs ranged from 70% to 90% of their respective base salary. Annual Incentive Bonus payouts fluctuate based upon Comparable Store Sales results, with actual payments ranging from 0% of the targeted percentage amount for below threshold performance, to 50% of the targeted percentage amount at threshold performance, to 100% of the targeted percentage amount at target performance, to 200% of the targeted percentage amount if the Company achieves goals that are substantially above our business plan for the fiscal year. Refer to the “Fiscal 2009 Performance Metrics” section for a description of the Fiscal 2009 Annual Incentive Bonus metrics. Target-level bonuses were earned based on Fiscal 2009 actual Comparable Store Sales of negative four percent (-4%). However, in some instances, including certain NEOs, the Compensation Committee, based on recommendations of the Chief Executive Officer, exercised discretion in reducing the Annual Incentive Bonus earnings to below target-level based on brand and individual performance.

Long-term Incentive Cash Plan

The LTICP is a performance based variable incentive plan that supports both retention and performance motivation objectives. Target award opportunities under the LTICP are equal to 50% of the participant’s Annual Incentive Bonus target opportunity. Each year, if the goals are achieved, the LTICP awards are credited to notional accounts for participants. For Fiscal 2009, the value of previously earned LTICP accounts was based on a single diversified fund. Effective in April 2009, the Company’s executive management approved the transfer of all LTICP account balances into a minimum fixed rate fund in order to mitigate the market volatility experienced in recent years due to global economic factors. After a three year waiting period from a participant’s first award, the executive begins to receive an annual payout of one-third of their existing account balance. The payments are taxed at distribution to the executive. The Company pays all account balances in full upon an executive’s retirement.

LTICP awards are contingent upon the achievement of pre-established annual Company financial goals, which are described below. Annual LTICP awards fluctuate based upon Comparable Store Sales results, with actual awards ranging from 0% of the targeted percentage amount for below threshold performance, to 25% of the targeted percentage amount at threshold performance, to 100% of the targeted percentage amount at target performance, to 200% of the targeted percentage amounts if the Company achieves goals that are substantially above our business plan. For Fiscal 2009, the LTICP awards were earned at above target-level based on actual Comparable Store Sales of negative four percent (-4%). However, discretion was exercised in reducing the LTICP contribution to target-level based on overall Company performance.

As a result of the executive compensation plan changes that were implemented for Fiscal 2009, the LTICP was eliminated as a compensation component for our NEOs other than our Chief Executive Officer and Vice Chairman, Executive Creative Director due to contract specifications. In Spring 2009, executives who had received LTICP contributions in previous fiscal years were offered payment of the LTICP account balance equally over two years (April 2009 and Spring 2010), subject to Internal Revenue Code section 409A as applicable, in exchange for a twelve month non-compete and eighteen month non-solicitation agreement. These agreements continued to mitigate the possibility of senior executives entering into direct competition with the Company and protecting the company’s investment in human capital while facilitating the elimination of the LTICP.

Equity Awards

Equity compensation is designed to align executive compensation with short-term and long-term Company performance. The Company utilizes a combination of time-based RSUs, performance-based RSUs (“PS”), and time-based NSO grants to focus management on corporate performance and sustainable earnings growth. The new overall plan design has a heavier emphasis on restricted stock than on stock options to support our retention and performance objectives and provide a better balance of the risk/reward ratio for our executives while maintaining our commitment to increasing long-term stockholder value. Total equity grant values are pre-determined based upon the framework of the executive compensation plan design.

Restricted Stock Awards and Restricted Stock Units: We determine the number of shares of RSAs or RSUs based on the overall dollar value of the award divided by the closing price of our common stock on the grant date. Dividends earned on RSUs are reinvested in additional RSUs and paid out at the time of vesting. Dividends earned on RSAs are paid in cash when dividends are paid on common stock.

RSU awards represent approximately 35% of the value of a NEO’s overall long-term incentive and equity. Annual RSU grants vest proportionately over three years from the grant date assuming continued employment but may accelerate to fully vest in the first year based on achievement of pre-established target annual Comparable Store Sales goals which are described below. The performance acceleration feature of the RSU award is intended to focus participants on achievement of the annual goals. If the annual goals are not achieved, the RSUs serve as a retention tool.

Due to contract specifications, our Chief Executive Officer and Vice Chairman, Executive Creative Director were issued RSAs, in lieu of RSUs, that were subject to achievement of pre-established annual Comparable Store Sales goals. If the threshold performance target is not met, the award does not vest and all shares forfeit. Vesting of awards range from 0% of the number of RSAs granted below threshold performance, to 50% of the number of RSAs granted at threshold performance, to 100% of the RSAs granted at target performance.

An RSU or RSA award recipient cannot earn more than 100% of the award, and unlike the Annual Incentive Bonus and LTICP, above-target performance does not result in receipt of additional shares of RS. Based on Fiscal 2009 Comparable Store Sales of negative four percent (-4%), 100% of the target RSUs and RSAs granted during Fiscal 2009 were earned and all shares vested.

The Chief Executive Officer may exercise discretion in his recommendations to the Compensation Committee with regard to grants of RS for all executives based on brand and individual performance, including the NEOs, other than himself. However, adjustments suggested by Mr. O’Donnell must not result in an expansion of the overall grant value pool under any circumstances. During Fiscal 2009, Mr. O’Donnell recommended adjustments to target awards for some executives but not any of the NEOs. Compensation Committee approval of the individual RS awards is final and no changes are permitted after their approval.

Performance Shares: PS were established as a long-term incentive to replace the LTICP. PS, issued as RSUs, represent 25% of the value of a NEO’s overall long-term incentive/equity. We determine the number of shares of PS based on the overall dollar value of the award divided by the closing price of our common stock on the grant date. Dividends earned on the PS are reinvested in additional RSUs and paid out at the time of vesting based on the number of shares that are earned based on performance.

Annual PS grants feature year three performance based vesting. PS vest upon achievement of pre-established annual Earnings Per Share (“EPS”) goals, which are described below. If threshold performance is not met, the award does not vest and all shares are forfeited. Vesting ranges from 0% of the targeted percentage amount for below threshold performance, to 50% of the targeted percentage amount at threshold performance, to 100% of the targeted percentage amount at target performance, to 150% of the targeted percentage amount if the Company achieves the stretch EPS goal. The first grant of PS awarded in March 2009 will vest in Spring 2012 based on the achievement of pre-determined performance goals, assuming continued employment. In the event of termination of employment, executives who signed the Spring 2009 non-compete/non-solicitation agreement, as described earlier, may be eligible to receive a pro-rata portion of their PS if the performance goals are achieved. The pro-rata amount is based on the number of months of service in the performance period as of their separation date.

Our Chief Executive Officer and Vice Chairman, Executive Creative Director were not awarded PS for Fiscal 2009 due to contract terms which were negotiated prior to the plan changes taking effect.

Mr. O’Donnell may exercise discretion in his recommendations to the Compensation Committee with regard to grants of PS for all executives based on brand and individual performance, including the NEOs, other than himself. However, adjustments suggested by the Chief Executive Officer must not result in an expansion of the overall grant value pool under any circumstances. Compensation Committee approval of the individual PS awards is final and no changes are permitted after their approval.

The table below describes key features of our Restricted Stock & Performance Shares award programs:

	Timing	Grant Date/Grant Price	Approval

New Hires & Promotions	Awarded to all eligible newly hired or promoted executives on the first business day of employment in executive role.	The hire date or promotion date is the grant date and the closing price of our common stock on the grant date is the grant price.	New hire/Promotion award amounts are determined by our Chief Executive Officer based on delegation of authority from the Compensation Committee. If the grant date fair value of a new hire or promotion award exceeds $200,000, the Compensation Committee must approve the award.
Annual Award	Awarded to all eligible active executives in the first quarter of each fiscal year.	The first regularly scheduled Compensation Committee meeting date is used as the grant date and the closing price of our common stock on the grant date is the grant price, unless otherwise specified in an employment agreement.	We present final annual award amounts for all NEOs to the Compensation Committee for approval at the first regularly scheduled Committee meeting of the new fiscal year.

Non-Qualified Stock Options: NSOs represent 40% of the value of an NEO’s overall long-term incentive/equity. We determine the number of shares underlying each NSO grant based on the overall value of the grant using a Black-Scholes option pricing model and the closing price of our common stock on the grant date. In no event will we grant NSOs at an exercise price below the fair market value of our common stock on the date of grant. NSO grants vest proportionally over three years with a seven year term from the grant date, assuming continued employment.

For Fiscal 2009, Mr. Markfield was awarded performance-based NSOs that will vest over three years, with a seven year term. The performance-based nature of the grant was established to focus our Vice Chairman, Executive Creative Director on specific areas of the business for Fiscal 2009 and overall Company goals in subsequent years. At the time of grant, the Compensation Committee established annual performance goals for each vesting year: Fiscal 2009 vesting would be measured against individual performance goals while Fiscal 2010 and Fiscal 2011 would be measured against Company performance goals. Upon achievement of the annual pre-determined performance goals for Fiscal 2009, Fiscal 2010, and Fiscal 2011, one third of the original grant would vest each year. Based on Fiscal 2009 performance results, none of the first tranche of the NSO award vested and those options were forfeited.

Pursuant to his employment agreement dated January 11, 2010, Mr. O’Donnell received a grant of time-based NSOs in January 2010 that will vest over three years with a seven year term. The aforementioned grant is the first of three annual NSO grants to be awarded to Mr. O’Donnell pursuant to his employment agreement. Subsequent awards will be issued during Fiscal 2011 and Fiscal 2012. Additional information regarding this NSO award will be outlined in the Compensation Discussion & Analysis for Fiscal 2010.

The table below describes key features of our Stock Option award program:

	Timing	Grant Date/Exercise Price	Approval

New Hires & Promotions First Fiscal Quarter (following the first Compensation Committee meeting of the fiscal year) through Third Fiscal Quarter	Awarded to all eligible newly hired or promoted executives on the first business day of the fiscal quarter following hire/promotion.	The first business day of the following fiscal quarter is the grant date and the closing price on that date is the exercise price.	New hire/Promotion award amounts are determined by our Chief Executive Officer based on delegation of authority from the Compensation Committee. If the grant date fair value of a new hire or promotion award exceeds $200,000, the Compensation Committee must approve the award.

New Hires & Promotions Fourth Fiscal Quarter through First Fiscal Quarter (through the first Compensation Committee meeting of the fiscal year)	Awarded to all eligible newly hired or promoted executives; timed with the annual award in the first quarter of each fiscal year.	The date of the first regularly scheduled meeting of the Compensation Committee for the fiscal year is used as the grant date and the closing price on that date is the exercise price.

Annual Award	Awarded to all eligible active executives in the first quarter of each fiscal year.	The date of the first regularly scheduled meeting of the Compensation Committee for the fiscal year is used as the grant date and the closing price on that date is the exercise price, unless otherwise specified in an employment agreement.	We present final annual award amounts for all NEOs to the Compensation Committee for approval at the first regularly scheduled Committee meeting of the new fiscal year.

The Chief Executive Officer may exercise discretion in his recommendations to the Compensation Committee with regard to grants of NSOs for all executives based on brand and individual performance, including the NEOs, other than himself. However, adjustments suggested by the Chief Executive Officer must not result in an expansion of the overall grant value pool under any circumstances. Compensation Committee approval of the individual NSO awards is final and no changes are permitted after their approval.

Delegation of Authority: The Compensation Committee delegates authority to the Chief Executive Officer to grant RS, PS and/or NSOs for internal promotions and new hires, subject to an overall dollar value for each award ($200,000 grant date fair value) and for all awards in total ($4,000,000 grant date fair value cumulative cap). No authority is delegated for awards to executive officers.

Ownership Requirements: The Company has developed share ownership requirements to establish commonality of interest between management and stockholders and to encourage executives to think and act like owners. By encouraging executives to accumulate a specific level of ownership, the Company’s compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to realized gains. Effective with stock award grants beginning in Fiscal 2006, the Company instituted a requirement for certain senior executives to hold the equivalent value equal to one times their current salary in Company stock. The Chief Executive Officer has an ownership requirement of five times his current salary and the Vice Chairman, Executive Creative Director has an ownership requirement of three times his current salary. This requirement can be met through various forms of equity: vested stock options; vested restricted stock; Employee Stock Purchase Plan shares; or personal holdings.

Until a given executive has satisfied his or her ownership requirement, the executive must hold half of his or her after-tax gains from any sale of grants from Fiscal 2006 and beyond of the Company’s stock. If an executive does not hold half of after-tax gains in Company stock, he or she jeopardizes eligibility for future stock grants or awards.

Executive Perquisites

Executive perquisites, which are disclosed in the Summary Compensation Table, are not a significant component of our executive compensation program.

Fiscal 2009 Performance Metrics

In the continued interest of simplicity and focus, for Fiscal 2009, the Compensation Committee chose a single performance metric, Comparable Store Sales, to develop goals for awarding the single year performance-based compensation. Comparable Store Sales is a measure of sales growth for stores that have been open for over a year. Annual Incentive Bonus, LTICP, RSA vesting, and full vesting of the RSUs in the first year are all contingent upon the achievement of specific Comparable Store Sales goals. The long-term, year three performance-based PS goals are developed and measured against EPS. The Compensation Committee has chosen Comparable Store Sales and EPS as the key performance metrics because they reflect the Company’s success in managing its core operations, growing the business and driving sustained increases in profit. We believe that Comparable Store Sales and EPS reflect all aspects of performance, including both growth in revenue, expense control and efficient use of capital while maintaining simplicity in the design and execution of our executive compensation program. Moreover, we feel that these targets encourage management to focus on top line sales and regaining market share, without having operating performance and incentive compensation impacted by the Auction Rate Security market and other uncontrollable external business environment factors. These metrics, and the goals described below, reflect our focus on stabilizing the business during a difficult economic climate, which we are starting to recover from, including the challenges that impacted specialty retail beginning in Fiscal 2008. As part of the plan design for Fiscal 2009, the Compensation Committee had negative discretion on any incentive payments based on overall operating results.

Our Compensation Committee establishes performance goals at the beginning of each fiscal year based on a variety of factors, including but not limited to: internal budget; investor expectations; peer results; the Company’s prior year performance; upcoming fiscal year business plan; and strategic initiatives.

For Fiscal 2009, the Compensation Committee established the following goals. Except as otherwise noted, the Company measured Comparable Store Sales against prior year realized Comparable Store Sales:

•	Annual Incentive Bonus: −13% at Threshold, −9% to 0% at Target and +5% or greater at Maximum.

•	LTICP awards: −13% at Threshold, −6% at Target and +2% or greater at Maximum.

•	Restricted Stock Units: −6% for 100% vesting.

•	Restricted Stock Awards: −10% at Threshold and −6% at Target.

•	Performance Share awards with the performance period ending Fiscal 2011: $1.11 EPS at Threshold (reflecting 8% annual growth), $1.17 EPS at Target (reflecting 10% annual growth) and $1.34 EPS at Maximum (reflecting 15% annual growth).

•	Annual Award Pool: Positive EBITDA.

•	Performance-based Stock Options (vesting of 1st tranche): Specific goals regarding merchandise margin and comparable store sales for the Men’s and Women’s business for Q3 and Q4.

The above targets are aligned with our business strategy and with our status as a growth company. Fiscal 2009 actual Comparable Store Sales was negative four percent (-4%), and, as a result, there were target-level payouts under the Annual Incentive Bonus, Restricted Stock, and LTICP plans.

Compensation Benchmarking

In addition to many other factors that affect compensation determinations, we take into account the compensation practices of comparable companies in formulating our compensation program. We consider three key factors in choosing the companies that comprise our peer group:

•	Talent—Companies with which we compete for executive-level talent.

•	Size—Companies within the specialty retail industry with comparable revenue.

•	Comparability—Companies with which we compete for customers and investors.

For Fiscal 2009, the Company used a peer group of specialty retailers consisting of the following component companies. (Note: Company named followed by stock ticker symbol):

•	Abercrombie & Fitch Co. (ANF)

•	Aeropostale, Inc. (ARO)

•	AnnTaylor Stores Corp. (ANN)

•	Chico’s FAS, Inc. (CHS)

•	Dick’s Sporting Goods, Inc. (DKS)

•	Gap, Inc. (GPS)

•	Guess ?, Inc. (GES)

•	Hot Topic, Inc. (HOTT)

•	J. Crew Group, Inc. (JCG)

•	Limited Brands, Inc. (LTD)

•	New York & Company, Inc. (NWY)

•	Pacific Sunwear of California Inc. (PSUN)

•	Polo Ralph Lauren (RL)

•	Quiksilver, Inc. (ZQK)

•	Talbots, Inc. (TLB)

•	Urban Outfitters, Inc. (URBN)

In terms of size, our revenues fall between the median and 75th percentile of the peer group companies and our market capitalization is above the 75th percentile.

We evaluate our peer group on an annual basis for relevance and propose changes when appropriate. The Compensation Committee reviews and approves the recommended peer group changes as necessary. For Fiscal 2009, there were no changes to the peer group.

Timing of Equity Awards

Although the Company does not have a formal policy surrounding the timing of equity awards and the release of material non-public information, the Company does utilize a consistent approach to selecting both the grant dates and the terms of equity awards as described earlier. The Company makes annual equity grants in the first quarter of the fiscal year. For the past five years, the grant date for restricted stock was the Compensation Committee meeting date during which performance goals were certified for the prior fiscal year (scheduled approximately a year in advance). The Fiscal 2009 NSOs were granted on February 2, 2009; an exception to the historical grant timing from the previous four years (the Compensation Committee meeting date during which performance goals were certified for the prior fiscal year). This exception was made to align the grant date for all executives receiving NSOs in Fiscal 2009 based on the execution of the Vice Chairman, Executive Creative Director’s contract. The grant timing exception and individual grant details were reviewed and approved by the Compensation Committee. We do not anticipate this exception to be used for future stock option awards.

Context for Changes to Executive Contracts

In Fiscal 2009, the Company entered into negotiations with Mr. O’Donnell regarding the renewal of his contract. The proposals and subsequent negotiations focused on continuing Mr. O’Donnell’s position as the Company’s Chief Executive Officer through Fiscal 2012. The structure and elements of the new contract reflect his seasoned leadership which has guided the Company to industry leading performance and stability during challenging economic times. The Company is also in a critical growth period with the development of our aerie and 77kids brands. Mr. O’Donnell’s track record has proven that he is capable of delivering on the goals, objectives and expectations of our Board of Directors. Additionally, the potential for continued expansion of the Company, either through additional businesses, brands or internationally, will benefit greatly from Mr. O’Donnell’s knowledge and experience. Inherent to his leadership role, it is expected that Mr. O’Donnell will continue to mentor the Company’s executive team during his tenure. Given the nature of the expectations framing the responsibilities and accountabilities of Mr. O’Donnell’s role during the contract term, his total compensation package in the new contract is heavily performance-based. The final contract was executed on January 11, 2010.

In Fiscal 2008, the Company entered into negotiations with Mr. Markfield regarding his appointment as Vice Chairman, Executive Creative Director through Fiscal 2011. The Company approached the negotiations with the understanding that Mr. Markfield’s industry knowledge, company history and creative/merchandising expertise would augment and lead our creative direction. Mr. Markfield’s demonstrated innovation and passion for specialty retail, and the Company specifically, has supported our performance and growth. His knowledge and experience will be a key part of meeting the growth and performance expectations of the Board of Directors and stockholders. Additionally, the Company’s ability to continue to expand its portfolio (additional divisions, brands, or internationally) will be based on the strength and continued success of our core brands. Mr. Markfield will also be instrumental in developing the executive leadership within our design, merchandising, and marketing divisions. Given the nature of the expectations framing the responsibilities and accountabilities of Mr. Markfield’s role within the Company during the contract term, his total compensation package in the new contract is substantially performance-based. The final contract was executed on January 13, 2009 and became effective February 1, 2009, coinciding with the beginning of Fiscal 2009.

Severance and Change of Control Payments

Some of our NEOs are entitled to receive severance payments and other benefits in the event of a change in control of the Company and/or upon the termination of the executive’s employment with the Company under specified circumstances. These arrangements provide essential protections to both the executive and the Company. Agreements providing for severance and change in control payments assist the Company in attracting and retaining qualified executives who could have other job alternatives. At the same time, the applicable agreements preserve valuable Company assets by imposing upon the executive’s non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants. For a description and quantification of these severance and change of control benefits, please refer to the proxy section entitled “Post-Employment Compensation.”

During the November 2009 Compensation Committee meeting, the Committee reviewed and approved the implementation of a formal Change in Control (“CIC”) program for certain Executives, including the NEOs. The objectives of the CIC program are to motivate executives to continue to work for the best interests of the company and its stockholders in a potential CIC situation. The CIC program provides severance and other benefits only if the executive’s employment terminates under limited circumstances within eighteen months following a CIC. Executives are not provided an excise tax gross-up but are subject to non-solicitation and no-hire restrictions for a period of time following termination of employment.

Role of Compensation Consultants

The Compensation Committee has the authority under the Compensation Committee Charter to retain outside consultants or advisors to assist the Committee. In accordance with this authority, the Committee retained the services of Frederic W. Cook & Co., Inc. as its primary outside independent compensation consultant to advise the committee on all matters related to Chief Executive Officer and other executive compensation. The services provided by Frederic W. Cook & Co., Inc. are subject to a written agreement with the Committee. The Committee has sole authority to terminate the relationship. Representatives of Frederic W. Cook & Co., Inc. attended five of the nine Compensation Committee meetings during Fiscal 2009. Frederic W. Cook & Co., Inc. does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide analysis, recommendations or other market data.

Under the direction of the Compensation Committee, Frederic W. Cook & Co., Inc. interacts with members of the senior management team to provide insights into market practices and to ensure that management is fully informed with regard to emerging best practices and market trends. This ensures that proposals developed by management align with the marketplace, the Company’s overall compensation objectives, and the objectives of stockholders.

Management engages the Hay Group, Inc. as needed to provide market data and analysis with regard to competitive market compensation rates. This data is used as a supplement to that provided to the Compensation Committee by Frederic W. Cook & Co. and to validate and verify the accuracy of data used by the Committee in its deliberations.

Tax Matters

Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s Chief Executive Officer and the three other most highly compensated NEOs employed at the end of the year (other than the Chief Financial Officer) only if the compensation qualifies as being performance-based under Section 162(m). The Company endeavors to structure its compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting our compensation objectives.

Nonetheless, from time to time certain non-deductible compensation may be paid and the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards that have already been granted may be non-deductible as a result of Section 162(m). The Section 162(m) disallowance for the tax year ended January 2010 was $301,000 with a tax impact of $114,000 at 38%.

Additionally, Section 409A of the Internal Revenue Code governs our ability to establish the time and form of payment under our nonqualified deferred compensation arrangements. We believe that we have been operating our nonqualified deferred compensation arrangements in good faith compliance with Section 409A and the guidance available thereunder in effect since January 1, 2005.

EXECUTIVE OFFICER COMPENSATION

General

The following table summarizes the compensation for each of the last three fiscal years of the Company’s Principal Executive Officer, Principal Financial Officer and the three other most highly compensated executive officers ranked by their total compensation as listed in the table below.

Summary Compensation Table

					Non-Equity
		Base	Stock	Option	Incentive Plan	All Other
	Fiscal	Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
	(1)		(2)	(3)	(4)	(5)

James V. O’Donnell	2009	$1,600,000	$8,560,151	$4,560,000	$3,175,541	$51,063	$17,946,755
Principal Executive Officer	2008	$1,475,000	$8,250,001	$1,978,160	$(299,624)	$39,520	$11,443,057
	2007	$1,350,000	$5,775,028	$3,150,656	$1,780,895	$41,308	$12,097,887

Roger S. Markfield (6)	2009	$850,000	$1,000,003	$3,143,970	$1,247,896	$11,025	$6,252,894
Vice Chairman,
Executive Creative Director

LeAnn Nealz	2009	$776,250	$600,002	$399,986	$501,882	$23,025	$2,301,145
EVP - Chief	2008	$750,000	$649,998	$731,346	$(130,462)	$27,500	$2,028,382
Design Officer	2007	$725,000	$439,843	$706,964	$605,752	$8,680	$2,486,239

Joan Holstein Hilson	2009	$549,092	$600,002	$399,986	$407,316	$11,025	$1,967,421
Principal Financial Officer	2008	$510,000	$462,393	$520,272	$(45,685)	$15,500	$1,462,480
	2007	$485,000	$316,884	$509,313	$267,099	$107,680	$1,685,976

Joseph E. Kerin	2009	$517,500	$600,002	$399,986	$395,707	$20,827	$1,934,022
EVP - Supply Chain	2008	$500,000	$453,328	$510,064	$(66,881)	$24,829	$1,421,340
and Real Estate	2007	$475,000	$301,462	$484,564	$316,529	$18,990	$1,596,545

(1)	2009, 2008 and 2007 refer to the fifty-two week periods ended January 30, 2010, January 31, 2009 and February 2, 2008, respectively.

(2)	The value of the restricted stock included in the Summary Compensation Table reflects the most probable outcome award value, where applicable, and is based on the aggregate grant date fair value computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For assumptions used in determining these values, see Note 11 of the Consolidated Financial Statements contained in the Company’s Fiscal 2009 Annual Report on Form 10-K. See Grants of Plan-Based Awards table for additional information regarding the vesting parameters that are applicable to these awards.

The maximum value of the restricted stock awards at the date of grant was as follows:

	Fiscal	Fiscal	Fiscal
	2009	2008	2007

James V. O’Donnell	$8,560,151	$8,250,001	$8,250,023
Roger S. Markfield	$1,000,003	$—	$—
LeAnn Nealz	$725,002	$649,998	$628,339
Joan Holstein Hilson	$725,002	$462,393	$452,670
Joseph E. Kerin	$725,002	$453,328	$430,660

(3)	The value of the Option awards included in the Summary Compensation Table, including both time and performance based awards, is based on the aggregate grant date fair value computed in accordance with ASC 718. Additional information regarding this model is available in Note 11 of the Consolidated Financial Statements contained in the Company’s Fiscal 2009 Annual Report on Form 10-K. See Grants of Plan-Based Awards Table for additional information regarding the vesting parameters that are applicable to these awards.

(4)	Non-equity incentive plan compensation includes the following for each of 2009, 2008 and 2007:

	Mr.	Mr.	Ms.	Ms.	Mr.
	O’Donnell	Markfield	Nealz	Hilson	Kerin

Fiscal 2009:
Annual incentive bonus	$2,000,000	$765,000	$436,641	$384,364	$362,250
LTICP award (a)	1,000,000	382,500	—	—	—
LTICP investment gains	175,541	100,396	65,241	22,952	33,457

Total:	$3,175,541	$1,247,896	$501,882	$407,316	$395,707

Fiscal 2008:
Annual incentive bonus	$—	$—	$—	$—	$—
LTICP award	—	—	—	—	—
LTICP investment losses	(299,624)	—	(130,462)	(45,685)	(66,881)

Total:	$(299,624)	$—	$(130,462)	$(45,685)	$(66,881)

Fiscal 2007:
Annual incentive bonus	$1,134,000	$—	$380,625	$169,750	$199,096
LTICP award	583,200	—	195,750	87,300	102,392
LTICP investment gains	63,695	—	29,377	10,049	15,041

Total:	$1,780,895	$—	$605,752	$267,099	$316,529

(a)	As stated previously in the Compensation Discussion and Analysis above, pursuant to the Company’s new executive compensation program, the Company eliminated the LTICP for all NEOs during Fiscal 2009 excluding Messrs. O’Donnell and Markfield due to contract terms which were negotiated prior to the plan changes taking effect.

(5)	All other compensation for 2009 includes the following:

	Mr.	Mr.	Ms.	Ms.	Mr.
	O’Donnell	Markfield	Nealz	Hilson	Kerin

Car benefit	$15,250	$—	$—	$—	$9,654
Tax gross up for car benefit	8,770	—	—	—	148
Commuting (a)	16,018	—	—	—	—
Financial consulting	—	—	12,000	—	—
Employer 401(k) contribution	11,025	11,025	11,025	11,025	11,025

Total:	$51,063	$11,025	$23,025	$11,025	$20,827

(a)	Amount consists of commuting, including car services, train transportation and use of the company aircraft. The incremental cost of use of the company aircraft is calculated based on the variable costs to the company, including fuel costs, mileage, trip-related maintenance, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as aircraft purchase costs, pilot salaries and the cost of maintenance not related to trips are excluded.

In addition, the Company pays attorneys fees related to the preparation and filing of NEO stock ownership forms with the SEC.

(6)	Mr. Markfield served as a non-executive officer employee of the Company from February 2007 to February 2009.

Grants of Plan-Based Awards

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date Fair
			Estimated Future Payouts Under			Estimated Future Payouts			Number of	Number of	or Base	Value of
			Non-Equity Incentive Plan			Under Equity Incentive Plan			Shares	Securities	Price of	Stock and
			Awards			Awards			of Stock	Underlying	Option	Option
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name		Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

James V. O’Donnell	(1)	N/A	$1,000,000	$2,000,000	$4,000,000	—	—	—	—	—	—	—
	(2)	N/A	$250,000	$1,000,000	$2,000,000	—	—	—	—	—	—	—
	(3)	3/3/09	$—	$—	$—	—	886,144	—	—	—	—	$8,560,151
	(4)	1/11/10	$—	$—	$—	—	—	—	—	987,013	$16.88	$4,560,000

Roger S. Markfield	(1)	N/A	$382,500	$765,000	$1,530,000	—	—	—	—	—	—	—
	(2)	N/A	$95,625	$382,500	$765,000	—	—	—	—	—	—	—
	(5)	2/2/09	$—	$—	$—	—	—	—	—	900,000	$8.93	$3,143,970
	(3)	3/3/09	$—	$—	$—	—	103,520	—	—	—	—	$1,000,003

LeAnn Nealz	(1)	N/A	$291,094	$582,188	$1,164,376	—	—	—	—	—	—	—
	(6)	2/2/09	$—	$—	$—	—	—	—	—	114,501	$8.93	$399,986
	(7)	3/3/09	$—	$—	$—	—	36,232	—	—	—	—	$350,001
	(8)	3/3/09	$—	$—	$—	12,940	25,880	38,820	—	—	—	$250,001

Joan Holstein Hilson	(1)	N/A	$192,182	$384,364	$768,728	—	—	—	—	—	—	—
	(6)	2/2/09	$—	$—	$—	—	—	—	—	114,501	$8.93	$399,986
	(7)	3/3/09	$—	$—	$—	—	36,232	—	—	—	—	$350,001
	(8)	3/3/09	$—	$—	$—	12,940	25,880	38,820	—	—	—	$250,001

Joseph E. Kerin	(1)	N/A	$181,125	$362,250	$724,500	—	—	—	—	—	—	—
	(6)	2/2/09	$—	$—	$—	—	—	—	—	114,501	$8.93	$399,986
	(7)	3/3/09	$—	$—	$—	—	36,232	—	—	—	—	$350,001
	(8)	3/3/09	$—	$—	$—	12,940	25,880	38,820	—	—	—	$250,001

(1)	Amount represents the annual incentive cash bonus under the Company’s 2005 Amended Plan. The Compensation Committee established individual annual bonus targets under the 2005 Amended Plan as a target percentage of the respective participant’s base salary (ranging from 70% to 125%), with the actual bonus payment ranging from zero below threshold, to 50% of the targeted percentage at threshold, to 100% of the targeted percentage at target and 200% of the targeted percentage if the outstanding goals are achieved for Fiscal 2009 (the “Comp Goals”). On March 2, 2010, the Compensation Committee certified that the Company had achieved its target level of Comp goals, resulting in a 100% payout of the target amount of the awards above.

(2)	Amount represents the LTICP bonus under the Company’s 2005 Amended Plan. The Compensation Committee established LTICP bonus targets under the 2005 Amended Plan as a target percentage of Messrs. O’Donnell and Markfield’s base salary of 62.5% and 45%, respectively, with the actual bonus amounts ranging from zero below the threshold LTICP Comp Goal, to 25% of the targeted percentage amount at the threshold LTICP Comp Goal, 100% of the targeted percentage at the target LTICP Comp Goal and 200% of the targeted percentage if the outstanding LTICP Comp Goal was achieved or exceeded for Fiscal 2009. On March 2, 2010, the Compensation Committee certified that even though the target level of LTICP Comp goals have been exceeded, based on the Company’s overall financial results and using negative discretion, only 100% of the target LTICP bonus percentages shall be credited to Messrs. O’Donnell and Markfield’s accounts under the LTICP.

(3)	Amount represents a grant of shares of performance-based Restricted Stock under the Company’s 2005 Amended Plan. On March 2, 2010, the Compensation Committee certified that this award vested based on achievement of the Company’s restricted stock Comp goals which ranges from 50% of the shares at threshold to 100% at target.

(4)	Pursuant to Mr. O’Donnell’s employment agreement dated January 11, 2010, amount represents a grant of stock options under the Company’s 2005 Amended Plan which are exercisable at the fair market value on the grant date and vest over three years.

(5)	Pursuant to Mr. Markfield’s employment agreement dated January 13, 2009, amount represents a grant of 900,000 shares with performance goals for three tranches of 300,000 shares for three fiscal years under the Company’s 2005 Amended Plan which are exercisable at the fair market value on the grant date. On March 2, 2010, the Compensation Committee certified that the Company had not achieved the related performance goals resulting in 300,000 shares of the award being forfeited.

(6)	Amount represents a grant of stock options under the Company’s 2005 Amended Plan which are exercisable at the fair market value on the grant date and vest over three years.

(7)	Amount represents a grant of shares of time-based Restricted Stock with a performance acceleration goal under the Company’s 2005 Amended Plan. On March 2, 2010, the Compensation Committee certified that this award fully vested based on achievement of the Company’s restricted stock Comp goals.

(8)	Amount represents a grant of shares of long-term performance-based Restricted Stock (“LTI RSUs”) under the Company’s 2005 Amended Plan. The Compensation Committee established performance goals based on the Company’s earnings per share results by the end of Fiscal 2011. Vesting of the LTI RSUs ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.

Outstanding Equity Awards at Fiscal Year-End

							Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
		Option Awards							Awards:	Payout
				Equity					Number	Value
				Incentive					of	of
				Plan			Number		Unearned	Unearned
				Awards:			of	Market	Shares,	Shares,
		Number	Number	Number			Shares	Value of	Units or	Units or
		of	of	of			or Units	Shares or	Other	Other
		Securities	Securities	Securities			of Stock	Units of	Rights	Rights
		Underlying	Underlying	Underlying			That	Stock	That	That
		Unexercised	Unexercised	Unexercised	Option		Have	That Have	Have	Have
		Options	Options	Unearned	Exercise	Option	Not	Not	Not	Not
		(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name		Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

James V. O’Donnell		817,200	—	—	$8.76	12/4/10	—	—	—	—
		900,000	—	—	$4.68	3/4/13	—	—	—	—
		442,308	—	—	$31.05	12/28/13	—	—	—	—
		195,026	97,514	—	$29.83	3/6/14	—	—	—	—
		105,029	210,060	—	$21.28	3/5/15	—	—	—	—
		—	987,013	—	$16.88	1/11/17	—	—	—	—
	(1)	—	—	—	—	—	—	—	886,144	$14,080,828
Roger S. Markfield		900,000	—	—	$8.12	4/5/12	—	—	—	—
		220,000	—	—	$4.68	3/4/13	—	—	—	—
		300,000	—	—	$17.78	5/16/15	—	—	—	—
	(2)	—	—	900,000	$8.93	2/2/16	—	—	—	—
	(1)	—	—	—	—	—	—	—	103,520	$1,644,933
LeAnn Nealz		110,700	—	—	$16.98	2/28/13	—	—	—	—
		43,761	21,881	—	$29.83	3/6/14	—	—	—	—
		66,000	—	—	$9.63	6/1/14	—	—	—	—
		33,124	66,249	—	$21.28	3/5/15	—	—	—	—
		—	114,501	—	$8.93	2/2/16	—	—	—	—
	(3)	—	—	—	—	—	—	—	26,537	$421,673
	(4)	—	—	—	—	—	—	—	37,151	$590,329
Joan Holstein Hilson		82,500	—	—	$16.98	2/28/13	—	—	—	—
		31,526	15,764	—	$29.83	3/6/14	—	—	—	—
		23,564	47,129	—	$21.28	3/5/15	—	—	—	—
		—	114,501	—	$8.93	2/2/16	—	—	—	—
	(3)	—	—	—	—	—	—	—	26,537	$421,673
	(4)	—	—	—	—	—	—	—	37,151	$590,329
Joseph E. Kerin		78,300	—	—	$16.98	2/28/13	—	—	—	—
		29,994	14,998	—	$29.83	3/6/14	—	—	—	—
		23,102	46,204	—	$21.28	3/5/15
		—	114,501	—	$8.93	2/2/16	—	—	—	—
	(3)	—	—	—	—	—	—	—	26,537	$421,673
	(4)	—	—	—	—	—	—	—	37,151	$590,329

(1)	Amount represents a grant of shares of performance-based Restricted Stock under the Company’s 2005 Amended Plan. On March 2, 2010, the Compensation Committee certified that this award vested based on achievement of the Company’s restricted stock Comp goals which ranges from 50% of the shares at threshold to 100% at target.

(2)	Amount represents a grant of 900,000 shares with performance goals for three tranches of 300,000 shares for three fiscal years under the Company’s 2005 Amended Plan which are exercisable at the fair market value on the grant date. On March 2, 2010, the Compensation Committee certified that the Company had not achieved the related performance goals resulting in 300,000 shares of the award being forfeited.

(3)	Amount represents a grant of shares of LTI RSUs under the Company’s 2005 Amended Plan. The Compensation Committee established performance goals based on the Company’s earnings per share results by the end of Fiscal 2011. Vesting of the LTI RSUs ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.

(4)	Amount represents a grant of shares of time-based Restricted Stock with a performance acceleration goal under the Company’s 2005 Amended Plan. On March 2, 2010, the Compensation Committee certified that this award fully vested based on achievement of the Company’s restricted stock Comp goals. Amount includes dividend equivalents which were awarded upon vesting.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

James V. O’Donnell	—	—	—	—
Roger S. Markfield	918,881	$8,032,237	—	—
LeAnn Nealz	9,000	$88,889	—	—
Joan Holstein Hilson	—	—	—	—
Joseph E. Kerin	—	—	—	—

Nonqualified Deferred Compensation

The Company has a nonqualified deferred compensation program which allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed with the Company. The following table summarizes the activity in each of the NEO’s nonqualified deferred compensation accounts during Fiscal 2009.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contribution	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

James V. O’Donnell (1)	$624,808	—	$183,399	—	$1,474,059
Roger S. Markfield (2)	—	—	$558,792	—	$1,995,386
LeAnn Nealz (2)	—	—	$12,818	—	$49,938
Joan Holstein Hilson	—	—	—	—	—
Joseph E. Kerin	—	—	—	—	—

(1)	Mr. O’Donnell is deferring a total of $700,000 in calendar 2010 pursuant to the terms of his employment agreement. His Fiscal 2009 contribution of $624,808 is reported in the Summary Compensation Table as Base Salary.

(2)	Mr. Markfield and Ms. Nealz elected not to participate in the Company’s deferred compensation program during Fiscal 2009. The Fiscal 2009 earnings relate to contributions made in prior years.

Post-Employment Compensation

The Company entered into an amended and restated employment agreement with Mr. O’Donnell (the “O’Donnell Agreement”) dated January 11, 2010 which replaced his prior employment agreement dated December 28, 2006. Pursuant to the O’Donnell Agreement, Mr. O’Donnell will continue to serve as the Company’s Chief Executive Officer through the fiscal year ending February 2, 2013 (“Fiscal 2012”). The O’Donnell Agreement provides for a retirement benefit upon termination of Mr. O’Donnell’s employment with the Company for any reason, other than “for cause”, equal to the greater of (a) an amount equal to Mr. O’Donnell’s total cash compensation (base salary plus any annual cash incentive bonus) for the highest compensated fiscal year of the prior seven fiscal years, or (b) $3,419,231. If Mr. O’Donnell retires on or after February 1, 2013, then the retirement benefit is payable by the Company over five years. If Mr. O’Donnell retires prior to February 1, 2013, then the retirement benefit is payable in a lump sum within 30 days of termination. Additionally, in the event of a non-cause termination by the Company, the O’Donnell Agreement provides for (1) severance payments equal to one year of base salary payable in a lump sum within 30 days of termination; (2) the retirement benefit, payable in a lump sum within 30 days of termination; (3) any incentive bonus that would have been paid to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred, even though he was not employed for the entire fiscal year; (4) outstanding stock options shall remain exercisable until the earlier of (a) the expiration date set forth in the stock option award agreement, or (b) (i) for options that are vested as of the termination of Mr. O’Donnell’s employment, for one year after the termination of employment and (ii) for options that are not vested as of the termination of Mr. O’Donnell’s employment, the options shall continue to vest and shall be exercisable for one year after the vesting date when such options first become exercisable; (5) restricted stock unit awards and long-term performance restricted stock unit awards outstanding at the time of the termination and not previously forfeited shall vest to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred, even though he was not employed for the entire fiscal year; and (6) payment of his LTICP account in a lump sum payment within 30 days of the date of termination.

Mr. Markfield is employed pursuant to an employment agreement dated January 13, 2009 (the “Markfield Agreement”). Pursuant to the Markfield Agreement, Mr. Markfield will serve as a full time employee until January 28, 2012 (the “Active Term”) and as a non-executive officer for a term of three years (the “Renewal Term”) following any termination of service during the Active Term. The Markfield Agreement provides for Renewal Term compensation of $1,343,000 per year. In the event of a non-cause termination by the Company during the Active Term, the Markfield Agreement provides for (1) payment of a prorated portion of any incentive bonus and any long term incentive payment to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred; (2) vesting of a prorated number of restricted shares and option shares to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred; (3) full Renewal Term compensation payable over three years; and (4) payment of his LTICP account.

Ms. Nealz is employed pursuant to an employment letter dated March 31, 2004. In the event of a non-cause termination by the Company, this letter provides for a lump-sum severance payment equal to one year of base salary upon the execution of a general release.

Ms. Hilson is employed pursuant to an employment letter dated July 18, 2005. It provides for severance payments equal to up to one year of base salary in the form of salary continuation during a non-compete period.

During Fiscal 2009, the Company’s Board of Directors approved a Change in Control plan which provides for Change in Control agreements (the “CIC Agreement”) with certain NEO’s and other Company officers. The CIC Agreement contains double-trigger change in control provisions. If the NEO resigns for Good Reason or is terminated by the Company other than for Cause, Disability or as a result of the NEO’s death during the 18-month period following a Change in Control (as such terms are defined in the CIC Agreement), the NEO will, among other things receive: (1) a severance amount equal to 1.5 times (2 times for Mr. O’Donnell) the NEO’s Annual Compensation (as such term is defined in the CIC Agreement); (2) a bonus amount equal to the amount of NEO’s then current annual incentive cash bonus at target prorated based on the portion of the Company’s fiscal year elapsed at the time of the Change in Control; and (3) coverage under the

Company’s group health insurance for the 12-month (18-month for Mr. O’Donnell) period following termination. The CIC Agreement also contains certain confidentiality, non-solicitation and non-disparagement provisions. Prior to receipt of any such payments, the NEO is required to execute a general release of the Company in the form attached to the CIC Agreement.

The following tables set forth the expected benefit to be received by each of the respective NEO’s in the event of his or her termination resulting from various scenarios, assuming a termination date of January 30, 2010 and a stock price of $15.81, our closing stock price on January 29, 2010. The tables do not include the payment of the aggregate balance of the NEO’s nonqualified deferred compensation that is disclosed in the Nonqualified Deferred Compensation table above.

James V. O’Donnell

	Death or	Voluntary	Termination	Termination	Change in
	Disability	Retirement	w/out Cause	for Cause	Control

Cash Payments
Base (1)	$—	$—	$1,600,000	$—	$7,200,000
Retirement (2)	3,600,000	3,600,000	3,600,000	—	3,600,000
Bonus (3)	2,000,000	2,000,000	2,000,000	—	2,000,000
LTICP (4)	2,295,144	2,295,144	2,295,144	1,295,144	2,295,144
Stock Option Vesting Acceleration (5)	—	—	—	—	—
Stock Award Vesting Acceleration (6)	14,009,036	14,009,036	14,009,036	—	14,009,036

Total	$21,904,180	$21,904,180	$23,504,180	$1,295,144	$29,104,180

(1)	Pursuant to Mr. O’Donnell’s employment agreement, in the event of a termination without cause, amount includes severance in an amount equal to one year of Mr. O’Donnell’s base salary. In the event of a change in control, amount represents two times the sum of Mr. O’Donnell’s base salary and annual incentive bonus.

(2)	Pursuant to Mr. O’Donnell’s employment agreement, amount represents a retirement benefit equal to Mr. O’Donnell’s total cash compensation (base salary plus annual incentive bonus) for the highest compensated fiscal year of the prior seven fiscal years with certain limitations.

(3)	Pursuant to Mr. O’Donnell’s employment agreement, the Company is obligated to pay the annual incentive bonus to the extent the performance goals were met.

(4)	Pursuant to Mr. O’Donnell’s employment agreement, the Company is obligated to pay the LTICP account balance.

(5)	Based upon the stock price as of January 29, 2010, the value of Mr. O’Donnell’s unvested portions of stock option awards that are outstanding is zero.

(6)	Pursuant to Mr. O’Donnell’s employment agreement, the Company is obligated to vest any restricted stock awards outstanding to the extent the performance goals were met.

Roger S. Markfield

	Death or	Voluntary	Termination	Termination	Change in
	Disability	Retirement	w/out Cause	for Cause	Control

Cash Payments
Base (1)	$—	$—	$—	$—	$2,422,500
Renewal term compensation (2)	4,029,000	4,029,000	4,029,000	—	4,029,000
Bonus (3)	765,000	765,000	765,000	—	765,000
LTICP (4)	1,123,227	1,123,227	1,123,227	—	1,123,227
Stock Option Vesting Acceleration (5)	—	—	—	—	4,128,000
Stock Award Vesting Acceleration (6)	1,636,651	1,636,651	1,636,651	—	1,636,651

Total	$7,553,878	$7,553,878	$7,553,878	$—	$14,104,378

(1)	In the event of a change in control, amount represents one and one half times the sum of Mr. Markfield’s base salary and annual incentive bonus.

(2)	Pursuant to Mr. Markfield’s employment agreement, amount represents Renewal Term compensation of $1,343,000 for three years.

(3)	Pursuant to Mr. Markfield’s employment agreement, the Company is obligated to pay the annual incentive bonus to the extent the performance goals were met.

(4)	Pursuant to Mr. Markfield’s employment agreement, the Company is obligated to pay the LTICP account balance.

(5)	Pursuant to Mr. Markfield’s employment agreement, amount represents the “in the money” value of 600,000 stock options outstanding at the time of the change in control.

(6)	Pursuant to Mr. Markfield’s employment agreement, the Company is obligated to vest any restricted stock awards outstanding to the extent the performance goals were met.

LeAnn Nealz

		Resignation for
	Death or	Good	Termination	Termination	Change in
	Disability	Reason	w/out Cause	for Cause	Control

Cash Payments
Base (1)	$—	$776,250	$776,250	$—	$1,819,337
Bonus (2)	436,641	436,641	436,641	—	436,641
LTICP (3)	429,982	429,982	429,982	—	429,982
Stock Option Vesting Acceleration (4)	787,767	—	—	—	787,767
RSU Vesting Acceleration (5)	587,357	—	—	—	587,357

Total	$2,241,747	$1,642,873	$1,642,873	$—	$4,061,084

(1)	Pursuant to Ms. Nealz’s employment letter, amount represents one year of base salary. In the event of a change in control, amount represents one and one half times the sum of Ms. Nealz’s base salary and annual incentive bonus.

(2)	Amount assumes that the Compensation Committee paid the annual incentive bonus at seventy-five percent (75%) of target which is the amount Ms. Nealz received for Fiscal 2009.

(3)	Amount represents the balance in her LTICP account, including the gain during Fiscal 2009 of $65,241.

(4)	Amount represents the “in the money” value of Ms. Nealz’s unvested portions of stock option awards that are outstanding based upon the stock price as of January 29, 2010.

(5)	Amount assumes that the Compensation Committee vested the outstanding RSU stock awards to the extent the performance goals were met.

Joan Holstein Hilson

	Death or			Termination	Termination	Change in
	Disability	Resignation		w/out Cause	for Cause	Control

Cash Payments
Base (1)	$—	$		$555,000	$—	$1,400,184
Bonus (2)	384,364			384,364	—	384,364
LTICP (3)	151,267		151,267	151,267	—	151,267
Stock Option Vesting Acceleration (4)	787,767		—	—	—	787,767
RSU Vesting Acceleration (5)	587,357		—	—	—	587,357

Total	$1,910,755		$151,267	$1,090,631	$—	$3,310,939

(1)	Pursuant to Ms. Hilson’s employment letter, amount represents one year of base salary. In the event of a change in control, amount represents one and one half times the sum of Ms. Hilson’s base salary and annual incentive bonus.

(2)	Amount assumes that the Compensation Committee paid the annual incentive bonus to the extent the performance goals were met.

(3)	Amount represents the balance in her LTICP account, including the gain during Fiscal 2009 of $22,952.

(4)	Amount represents the “in the money” value of Ms. Hilson’s unvested portions of stock option awards that are outstanding based upon the stock price as of January 29, 2010.

(5)	Amount assumes that the Compensation Committee vested the outstanding RSU stock awards to the extent the performance goals were met.

Joseph E. Kerin

	Death or	Voluntary	Termination	Termination	Change in
	Disability	Retirement	w/out Cause	for Cause	Control

Cash Payments
Base (1)	$—	$—	$517,500	$—	$1,319,625
Bonus (2)	362,250	362,250	362,250	—	362,250
LTICP (3)	220,505	220,505	220,505	—	220,505
Stock Option Vesting Acceleration (4)	787,767	787,767	—	—	787,767
RSU Vesting Acceleration (5)	587,357	587,357	—	—	587,357

Total	$1,957,879	$1,957,879	$1,100,255	$—	$3,277,504

(1)	Amount represents one year of base salary. In the event of a change in control, amount represents one and one half times the sum of Mr. Kerin’s base salary and annual incentive bonus.

(2)	Amount assumes that the Compensation Committee paid the annual incentive bonus to the extent the performance goals were met.

(3)	Amount represents the balance in his LTICP account, including the gain during Fiscal 2009 of $33,457.

(4)	Amount represents the “in the money” value of Mr. Kerin’s unvested portions of stock option awards that are outstanding based upon the stock price as of January 29, 2010.

(5)	Amount assumes that the Compensation Committee vested the outstanding RSU stock awards to the extent the performance goals were met.

Compensation Risks

Upon review and analysis of the information provided by Management and with the assistance of their independent consultant, the Compensation Committee determined that the risks arising from compensation policies and practices for employees of the Company are not reasonably likely to have a material adverse effect on the Company as a whole, in light of the features of those policies and practices and the controls in place to limit and manage risk. The Committee considers the business and financial risk implications of all plan design recommendations during their review and discussion of overall compensation initiatives, including the annual compensation approval process. The existing plan components coupled with the changes implemented for Fiscal 2009, which are explained in the Compensation Discussion & Analysis, include features that provide an appropriate balance of short and long term goals as well as cash and equity. This design mitigates the risk of executives engaging in unnecessary and excessively risky business strategies in order to maximize their financial gain.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a Related Party Transaction Policy (the “Policy”) to allow the Company to identify, document and properly disclose related party transactions. The Policy applies to all associates who have authority to enter into commitments on behalf of the Company. Under the Policy, a related party transaction is any transaction to which the Company or any of its subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include, without limitation, those for the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, if an associate or a member of an associate’s immediate family is a supplier of goods or services or owns or is employed by a business that supplies the Company, or if a member of an associate’s immediate family is employed by the Company, it is a related party transaction. All related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, Director or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, the Company’s General Counsel and the Chief Financial Officer. Each quarter, the Company’s Directors and associates who have authority to enter into commitments on behalf of the Company are required to provide a certification regarding the existence of any related party transactions that they have knowledge of and which have not been fully and accurately disclosed in the Company’s filings with the Securities and Exchange Commission.

During Fiscal 2004, we entered into an employment agreement with Charles Chupein, son-in-law of James V. O’Donnell. Mr. Chupein’s employment with the division of MARTIN+OSA began on February 14, 2005. Mr. Chupein received the following compensation during Fiscal 2009 for serving as Senior Vice President and Chief Operating Officer of MARTIN+OSA:

•	Annual Cash Compensation: $354,529;

•	Annual Incentive Bonus: $35,453;

•	A grant of 15,528 shares of time based restricted stock units which early vested on March 2, 2010 based on the Company’s achievement of its Fiscal 2009 performance goals;

•	A grant of 17,446 NSOs with an exercise price of $14.53;

•	A grant of 6,832 long term RSU performance shares with the amount realized contingent on performance goals by the end of Fiscal 2011; and

•	A grant of 1,581 long term RSU performance shares with the amount realized contingent on performance goals by the end of Fiscal 2011.

For Fiscal 2010, Mr. Chupein will receive an annual salary of $375,950 and a grant of 32,015 NSOs with an exercise price of $17.45. Additionally, he will be eligible to receive an annual cash bonus of $150,380 and a long-term incentive award of 6,017 restricted stock units with the amounts realized contingent on performance goals. Mr. Chupein was also granted 6,418 shares of time based restricted stock units which vest over three years in equal annual increments but may fully vest in one year if certain performance goals for Fiscal 2010 are met. Mr. Chupein also participates in various compensation and employee benefits plans or arrangements on the same basis as other employees in comparable positions.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011. In the event the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its appointment. In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report for the year ended January 30, 2010 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent registered public accounting firm, its independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and its independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 30, 2010 for filing with the Securities and Exchange Commission.

J. Thomas Presby, Audit Committee Chair
Michael G. Jesselson, Audit Committee Member
Cary D. McMillan, Audit Committee Member
Janice E. Page, Audit Committee Member
Gerald E. Wedren, Audit Committee Member

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2009, Ernst & Young LLP served as our independent registered public accounting firm and in that capacity rendered an unqualified opinion on our consolidated financial statements as of and for the year ended January 30, 2010.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

	Fiscal	Fiscal
Description of Fees	2009	2008

Audit Fees	$1,086,800	$1,106,160
Audit-Related Fees	1,995	1,995
Tax Fees	—	93,730
All Other Fees	—	—

Total Fees	$1,088,795	$1,201,885

“Audit Fees” include fees billed for professional services rendered in connection with the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports as well as fees for services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for accounting research software. “Tax Fees” primarily include fees billed related to federal and state consulting.

The Audit Committee has adopted a policy that requires pre-approval of all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services as described in SEC Exchange Act Section 10A(i)(1)(B) which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting.

OTHER MATTERS

The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to the Corporate Secretary of the Company, at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another Company stockholder and wish to have your future proxy statements and annual reports householded, please contact the Corporate Secretary of the Company at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Fiscal 2009 Form 10-K as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, through the investor relations section of our Internet website at www.ae.com under the links “About AEO Inc., AE Investment Info, Historical Annual Reports.” A request for a copy of such report should be directed to Judy Meehan, Vice President of Investor Relations of the Company, at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300.

PLEASE DETACH PROXY CARD HERE

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND PROPOSAL 2.

Please sign and date this Proxy below and return in the enclosed envelope.

	DATE:	, 2010

(Signature)

(Signature of joint owner)

Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

This proxy is solicited on behalf of the Board of Directors.

PLEASE DETACH PROXY CARD HERE

PROXY
AMERICAN EAGLE OUTFITTERS, INC.
The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Joan Holstein Hilson and Neil Bulman, Jr., or either of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held at the Company’s offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania on Wednesday, June 9, 2010 at 11:00 a.m., local time, and at any adjournment or adjournments thereof as follows:

1.	Proposal One. Election of Directors.
		FOR	AGAINST	ABSTAIN
	ALAN T. KANE	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	CARY D. MCMILLAN	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	JAMES V. O’DONNELL	☐	☐	☐

2.	Proposal Two. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2011.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion to vote upon such other matters as may properly come before the meeting.

(Continued, and to be dated and signed, on the other side)